                                                                   EXHIBIT 10.26

                                 EXHIBIT 10.26
                                 -------------

                              SEPARATION AGREEMENT
                              --------------------


          This Separation Agreement is made between Exide Corporation, a Delaware Corporation ("Exide"), and Arthur M. Hawkins/CynArt, L.L.C., established by Mr. Hawkins.

          Whereas, Mr. Hawkins has voluntarily resigned his positions as an employee and officer of Exide, effective October 15, 1998; and

          Whereas, Mr. Hawkins has voluntarily resigned his position as a director of Exide, effective October 15, 1998; and

          Whereas, Mr. Hawkins and Exide wish to provide for an orderly transition that serves their mutual and individual interests.

          Now therefore, in consideration of the above premises and mutual terms stated below, and other valuable consideration, the parties agree as follows:

          1.  TRANSITION AND RESPONSIBILITIES.  Effective October 15, 1998, Mr,
              -------------------------------
Hawkins has relinquished all his responsibilities and functions as an employee and officer of Exide. Effective October 15, 1998, Mr. Hawkins has relinquished all his responsibilities and functions as a director of Exide. For a period from October 15, 1998 through March 31, 2002, Mr. Hawkins shall through CynArt, L.L.C. render reasonable advisory and consulting services to Exide with regard to matters that may be requested by Exide's Board of Directors or its designee from time to time. As a consultant pursuant to this Separation Agreement, Mr. Hawkins shall through CynArt, L.L.C. perform only those tasks on behalf of Exide, communicate only with those Exide employees or representatives, and avail himself only to those Exide facilities or resources as specifically authorized by Exide's Board of Directors or its designee. Such consulting services shall not preclude Mr. Hawkins from conducting his then-current business affairs consistent with his obligations under this agreement.

          2.  SEPARATION BENEFITS. Subject to Mr. Hawkins complying with all his
              -------------------
obligations in Paragraphs 1, 6, 8, 9, 10, 11, 13, and 14 of this Agreement, Exide will provide him with the, following:

     A. A one time consulting fee totaling $900,000.00 payable in a single lump sum on or about November 30, 1998, as per subparagraph 5(b) of Mr. Hawkins Employment Agreement.

     B. Forgiveness of a certain promissory note provided by Mr. Hawkins to Exide in the amount of $450,000.00 during 1998.

     C. In compromise of any claims Mr. Hawkins may have, payment at an annual rate of $650,000.00 through March 31, 2002 at which time Mr. Hawkins will have reached the age of 59 1/2. These payments will be paid to CynArt, L.L.C. Such payments will be made in monthly installments according to Exide's normal payroll practices commencing on the first payroll date following October 15, 1998, and deducted from these payments, in equal amounts over the term of the payments, $152,000 representing the call for capital paid by Exide to Morgan Stanley in October 1998, plus interest as provided in the note evidencing such obligation.

     D. Continue Mr. Hawkins and his dependents in Exide's group medical and dental plans through March 31, 2002. Exide will pay directly to the insurance provider all premiums through March 31, 2002 for participation of Mr. Hawkins and his dependents in Exide's group medical and dental plans. Following March 31, 2002, Mr. Hawkins and his dependents shall be notified of and eligible for COBRA continuation coverage.

     E. Provide CynArt, L.L.C. title on or about November 15, 1998 to his current company car.

     F. Provide Mr. Hawkins title on or about November 15, 1998 to the Cessna Centurion N9612Y which Mr. Hawkins personally piloted in the performance of his duties at Exide, at its current book value, which amount shall be deducted from the one time consulting fee as described in paragraph 2A.

     G. Retention of 500,000 options granted to Mr. Hawkins under the 1997 Stock Option Plan, as amended in section 5 at the October 15, 1998 Board of Directors meeting. Such options shall be vested so that Mr. Hawkins shall have the right to exercise the 500,000 options up to and through May 1, 2007 whether or not Mr. Hawkins is retired or employed as of such date.

     H. Exide acknowledges that this Agreement is not intended to affect any rights under Exide's Selective Executive Retirement Agreement with Mr. Hawkins which previously have vested, and in accordance with the terms of the Selective Executive Retirement Agreement, Mr. Hawkins shall be entitled to benefits upon reaching the age of 59 1/2.

     I. Any compensation previously and correctly deferred by Mr. Hawkins under the terms of the Exide Deferred Compensation Plan, together with any accrued interest and earnings thereon and all amounts attributable thereto. Upon execution of this Agreement, Mr. Hawkins shall receive in a lump sum any such compensation under the plan.

     J. Reasonable expenses incurred in connection with performance of any advisory and consulting services performed hereunder.

     K. Nothing contained in this Separation Agreement shall serve to restrict or enlarge any rights, if any, Mr. Hawkins may have with respect to Exide's Stock Option Plan or Selective Executive Retirement Agreement, other than as may be set forth herein.

          Mr. Hawkins acknowledges that Exide makes no representation or warranties of any kind to him concerning the tax consequences, if any, of any separation benefits Mr. Hawkins receives under this Agreement. Mr. Hawkins agrees to pay any federal, state or local taxes which are assessed against him with respect to any such benefits.

          Mr. Hawkins' failure to perform under paragraphs 5, 6, 7, 8, 9 and 12 of this Agreement shall void Exide's obligations of payment under subparagraphs 2A and 2C but otherwise shall not affect the parties' rights or obligations under this Agreement.

          3.  Mutual Release.
              ---------------

     A. Mr. Hawkins, on behalf of himself and his agents, assignees, attorneys, heirs, executors and administrators, releases, forever discharges and covenants not to sue Exide (including any current, former or subsequent predecessor, successor, assignee, parent, subsidiary or affiliate of Exide, and each of their respective officers, directors, employees, representatives or agents) with respect to any liability, claim, demand, action, cause of action, suit, grievance, debt, sum of money, controversy, agreement (including, without limitation, any Employment Agreement previously made between Mr. Hawkins and Exide), promise, damage, demand, back pay, front pay, cost, expense, attorney's fees or remedy of any type, known or unknown, which Mr. Hawkins has, may have or has ever had, in law or equity, or before any federal, state or local court or administrative agency, through the date of Mr. Hawkins' execution of this Agreement on account of, or in relation to, any matter, cause, circumstance, act or omission arising out of or in connection with any claims, demands or actions under any federal, state or local statute or regulation, or the common law of any state, regarding in any way discrimination in employment or termination of employment, except where a claim is based upon intentional misconduct.

               There is expressly reserved from the effect of this release any claim which M. Hawkins may now or hereinafter have, or benefit which the Exide Board of Directors in its discretion may grant, with respect to (i) this Agreement; (ii) Exide's indemnification obligations, which will continue in full force and effect as to Mr. Hawkins' actions prior to the date hereof, including but not limited to Exide's obligations under the articles of incorporation and the by-laws of Exide, and state law; (iii) employee or director and officer liability insurance; (iv) Mr. Hawkins' entitlement to and rights under Exide's stock option plan, employee pension plan and Selective Executive Retirement Agreement; and (v) defense by Exide for any acts or omissions occurring or alleged to have occurred in connection with Mr. Hawkins' employment with or resignation from Exide.

     B. Except as agreed herein, Exide, on behalf of itself and any current, former or subsequent predecessor, successor, assignee, parent, subsidiary or affiliate of Exide, and each of their respective officers, directors, employees, representatives or agents releases, forever discharges and covenants not to sue Mr. Hawkins with respect to any liability, claim, demand, action, cause of action, suit grievance, debt, sum of money, controversy, agreement (including, without limitation, any Employment Agreement previously made between Mr. Hawkins and Exide), promise, damage, demand, back pay, front pay, cost, expense, attorney's fees or remedy of any type, known or unknown, which Exide has, may have or has ever had, in law or equity, or before any federal, state or local court or administrative agency, through the date of Exide's execution of this Agreement on account of, or in relation to, any matter, cause, circumstance, act or omission arising out of or in connection with Mr. Hawkins' employment with or resignation from Exide, including any claims, demands or actions under any federal, state or local statute or regulation, or the common law of any state, except where a claim is based on intentional misconduct.

               There is expressly reserved from the effect of this release any claim which Exide may now or hereinafter have with respect to (i) this Agreement; (ii) Mr. Hawkins' obligations under any indemnification agreements, which will continue in full force and effect as to Mr. Hawkins' actions prior to the date hereof, including but not limited to obligations under the articles of incorporation and the bylaws of Exide, and state law; (iii) employee or director and officer liability insurance; (iv) Mr. Hawkins' entitlement to and rights under Exide's stock option plan, employee pension plan and supplemental executive retirement plan; and (v) defense by Exide for any acts or omissions occurring or alleged to have occurred in connection with Mr. Hawkins's employment with or resignation from Exide.

          4.  ADEA RELEASE.  Mr. Hawkins specifically agrees that:
              ------------

     A. He is releasing any and all claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, arising up to the date of the execution of this Separation Agreement;

     B. The consideration he will receive is greater than normally provided by Exide's policies to a person of his length of service and responsibility;

     C. He consulted with an attorney of his choice before he executed this instrument,

     D. He has been given 21 days from the date of presentation of this Separation Agreement to decide whether to sign the document, and

     E. He has 7 days from the execution of the Separation Agreement to revoke its execution. In the event of such revocation, all obligations of Exide under this instrument shall immediately cease.

          5.  RETURN OF EXIDE PROPERTY. Mr. Hawkins shall immediately return to
              ------------------------
Exide any of its property in his possession or control including, without limitation, all automobiles, cellular telephones, pagers, computers, credit cards, documents (including, without limitation, written or computer-based materials and other information contained in any tangible medium of expression or recording, and any copies, excerpts, summaries, compilations or abridgments thereof) and other property of any kind, except as otherwise provided herein. Mr. Hawkins shall immediately clear any outstanding cash advances or Exide credit card charges by filing appropriate expense reports and making any appropriate repayments. Exide shall promptly reimburse Mr. Hawkins for all outstanding expenses reimbursable in accord with Exide's policy upon filing of appropriate expense reports.

          6.  CONFIDENTIAL INFORMATION.  Mr. Hawkins acknowledges that during
              ------------------------
his employment with Exide, he has had access to and was provided with certain proprietary trade secrets and confidential business information, including, without limitation, Exide's prior, current and future financing, financial and funding information or strategies, the communications made to and between its corporate directors, and Exide's accounting and litigation plans or strategies. Mr. Hawkins further acknowledges that all the above proprietary trade secrets and confidential business information (i) remain unknown to Exide's competitors and to the general public, (ii) derive independent actual or potential economic value from the fact that such secrets and information are kept confidential, and
(iii) Exide's proprietary trade secrets and confidential business information are the subjects of Exide's efforts, which are reasonable under the circumstances, to maintain their secrecy.

          7.  CONFIDENTIALITY COVENANT. Mr. Hawkins shall not disclose any
              ------------------------
proprietary trade secret information or any other confidential business information belonging to Exide to anyone other than his attorneys or Exide, its officers, directors, employees, agents, affiliates, successors and assigns, or as directed by Exide, unless required to do so by a court or government agency or as necessary to perform any advisory and consulting services hereunder.

          8.  RESTRICTIVE COVENANTS.  In view of Mr. Hawkins' access to Exide's
              ---------------------
proprietary trade secrets and confidential business information, and in consideration of the value of such property to Exide, for the period commencing November 1, 1998 and ending March 31, 2001, Mr. Hawkins shall not directly or indirectly;

     A. Own, manage, operate, control, be employed by, participate in or be connected or affiliated in any manner with the ownership, management, operation or control of, any business which shall directly or indirectly compete with any of the businesses conducted by Exide or any of its successors, subsidiaries, divisions, or affiliates at the time of the execution of this Agreement.

     B. Contact, solicit, or accept the trade or patronage of any of the customers of Exide for himself or any other person or entity, with respect to the business engaged in by Exide. The term "customers" shall include, without limitation, the officers, directors, agents, employees, parents, subsidiaries and affiliates of such customers, and all persons or organizations with whom Exide has done business within the period of Mr. Hawkins' employment by Exide or whom Mr. Hawkins, through CynArt, L.L.C., is requested by Exide to contact or communicate with on behalf of Exide during the term of this agreement.

     C. Solicit, induce or attempt to induce any other employee, officer, director, or agent of Exide to leave Exide's employ or engagement to become connected in any with, or employ or utilize any such employee, officer, director or agent in, any other business which shall directly or indirectly compete with any of the businesses conducted by Exide or any of its successors, subsidiaries, division, or affiliates at the time of the execution of this Agreement.

          9.  INJUNCTIVE RELIEF.  In view of Mr. Hawkins' access to Exide's
              -----------------
proprietary trade secrets and confidential business information, and in consideration of the value of such property to Exide, Mr. Hawkins agrees that the covenants contained in Paragraphs 7 and 8 above are necessary to protect Exide's interests in its confidential matter, and to protect and maintain customer relationships and other legitimate, proprietary interests of Exide, both actual and potential, which Mr. Hawkins would not have had access to but for his employment relationship with Exide. Mr. Hawkins acknowledges that without enforcement of the covenants set forth herein, Exide would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and Exide therefore will not have an adequate remedy at law. Accordingly, Mr. Hawkins agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security, provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to Exide.

          10.  POSITIVE LIGHT.  Mr. Hawkins will use his best efforts to insure
               --------------
that all his own written and oral communications, and any such communications over which he has any control by other persons, will promote Exide, its current or former officers, directors or agents, in a clearly positive and favorable light. Exide will use its best efforts to insure that all its own written and oral communications, and any such communications by other persons over whom it has any control, will promote Mr. Hawkins in a clearly positive and favorable light. The parties also will use their respective best efforts to project a positive and favorable attitude toward each other, and to instill a similar attitude in other people. At no time will the parties, individually or through any other person or entity, in any manner make, disseminate or participate in any disparaging, defamatory, negative or adverse statements concerning each other. Nothing contained in this Paragraph shall be construed as prohibiting Exide or its employees and Mr. Hawkins from providing truthful information.

          11.  LEGAL SUPPORT.  Mr. Hawkins acknowledges that as the former
               -------------
President and CEO of Exide, he will be called upon to cooperate in the prosecution and/or defense of any litigation where his participation is necessary or deemed desirable by Exide. Mr. Hawkins agrees that he will, at all times, make himself readily available to diligently assist the Corporation in these matters. Mr. Hawkins will be entitled to reimbursement for the normal travel and accommodation expenses associated with these prosecutions and/or litigations.


          12.  CONFIDENTIAL TERMS.   Mr. Hawkins and Exide each warrant that the
               ------------------
terms of this Agreement will be regarded as a strictly confidential communication between the parties, and that neither party will, by act or omission, in any manner or means, disclose the terms or the Agreement to any person or entity. This warranty does not apply to Mr. Hawkins' disclosures to his spouse, financial and tax advisors, lawyers, any court or government agency, or as necessary to enforce the terms of this Agreement, to Exide's disclosures to its financial advisors, lawyers and persons or entities with a need to know, or to disclosures of either party required by law.

          13.  NO ADMISSION.  The parties to this instrument acknowledge and
               ------------
agree that Exide's execution of this Separation Agreement does not constitute and shall not be construed as an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

          14.  INTEGRATION.  Mr. Hawkins acknowledges that the only
               -----------
consideration for this Separation Agreement is described in this instrument; that no other promise or agreement of any kind has been made to or with him by any person or entity whatsoever to cause him to execute this Separation Agreement; that this instrument constitutes the entire agreement between the parties, and the terms set forth herein are contractual and not a mere recital.

          15.  WAIVER.  Any failure either by Exide or Mr. Hawkins to insist on
               ------
strict compliance with any of the terms, covenants and conditions of this Agreement shall not be deemed a waiver or relinquishment of such terms, covenants and conditions or of any similar right or power hereunder at any subsequent time.

          16.  SEVERABILITY.  If any provision of this Agreement shall be
               ------------
declared by any court to be void or unenforceable, the other provisions shall not be affected but shall remain in full force and effect. Furthermore, if any of the restrictions against various post-employment activities is found to be unreasonable or invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid and enforceable. Such restrictions shall be considered divisible both as to time and as to geographical scope, with each month and geographical area being deemed separate.

          17.  SUCCESSORS.  This Separation Agreement shall be binding upon
               ----------
Exide and Mr. Hawkins, and their respective heirs, personal representatives, successors and assigns.

          18.  GOVERNING LAW.  This Agreement shall be construed in accord with
               -------------
and governed by the laws of the State of Michigan.

          19.  KNOWING AND VOLUNTARY SIGNING.  Mr. Hawkins acknowledges that he
               -----------------------------
is represented by counsel, that counsel has explained to him all the terms of this Separation Agreement, and that he has voluntarily signed it intending it to legally bind him. Exide, by its designated representative, whose signature appears below, acknowledges that it is represented by counsel, that counsel has explained all the terms of this Separation Agreement to Exide's Board of Directors, and that the Board of Directors has duly authorized its execution, intending it to legally bind Exide.

                                     EXIDE CORPORATION



     /s/ Arthur M. Hawkins        By: /s/Arthur R. Taylor
    -------------------------        ------------------------------------
     Arthur M. Hawkins                For the Board of Directors

     November 10, 1998            By: November 11, 1998
    -------------------------        ------------------------------------
     Dated                            Dated